Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                                          File No. 333-129918-04


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.


------------------------------------------------------------------------------------------------------------------------------------
                                               CSMCRED-2006C3-V1.3 Deal Summary (RED)
------------------------------------------------------------------------------------------------------------------------------------

         Pooled Deal Size                              $ 1,998,547,310                                               6/7/2006


------------------------------------------------------------------------------------------------------------------------------------
                      Initial    Approximate                                            Assumed
        Expected     Principal    % of Total  Approximate                   Initial     Weighted                    Assumed
        Ratings     Balance or    Initial       Initial     Pass-Through    Pass-       Average      Assumed         Final
        (Moody's/    Notional    Principal      Credit          Rate        Through      Life        Principal    Distribution
Class     S&P)        Amount     Balance**      Support      Description      Rate      (years)       Window         Date      Cusip
------------------------------------------------------------------------------------------------------------------------------------

Offered Certificates
--------------------
A-1     Aaa/AAA    $44,000,000      2.20%       30.01%      Fixed (WAC Cap)  5.5910%      3.1     7/06      4/11  April 2011
A-2     Aaa/AAA    $30,000,000      1.50%       30.01%      Fixed (WAC Cap)  5.7000%      4.9     4/11      5/11    May 2011
A-AB    Aaa/AAA    $66,000,000      3.30%       30.01%      Fixed (WAC Cap)  5.8100%      7.0     5/11      7/15   July 2015
A-3     Aaa/AAA   $869,000,000     43.48%       30.01%      Fixed (WAC Cap)  5.8414%      9.7     7/15      5/16    May 2016
A-1-A   Aaa/AAA   $389,761,000     19.50%       30.01%      Fixed (WAC Cap)  5.8414%      9.3     7/06      5/16    May 2016
A-M     Aaa/AAA   $200,076,000     10.01%       20.00%      Fixed (WAC Cap)  5.8414%      9.9     5/16      6/16   June 2016
A-J     Aaa/AAA   $142,397,000      7.13%       12.88%                  WAC  5.8414%     10.0     6/16      6/16   June 2016
B       Aa2/AA     $44,967,000      2.25%       10.63%                  WAC  5.8414%     10.0     6/16      6/16   June 2016
C       Aa3/AA-    $17,487,000      0.87%        9.75%                  WAC  5.8414%     10.0     6/16      6/16   June 2016
D       A2/A       $32,477,000      1.63%        8.13%                  WAC  5.8414%     10.0     6/16      6/16   June 2016
E       A3/A-      $19,985,000      1.00%        7.13%                  WAC  5.8414%     10.0     6/16      6/16   June 2016

Non-Offered Certificates
------------------------
F       Baa1/BBB+    $24,982,000    1.25%        5.88%                  WAC  5.8414%      N/A      N/A       N/A         N/A
G       Baa2/BBB     $24,982,000    1.25%        4.63%                  WAC  5.8414%      N/A      N/A       N/A         N/A
H       Baa3/BBB-    $22,484,000    1.13%        3.50%                  WAC  5.8414%      N/A      N/A       N/A         N/A
J       Ba1/BB+       $7,494,000    0.37%        3.13%      Fixed (WAC Cap)  5.5238%      N/A      N/A       N/A         N/A
K       Ba2/BB        $7,495,000    0.38%        2.75%      Fixed (WAC Cap)  5.5238%      N/A      N/A       N/A         N/A
L       Ba3/BB-       $7,494,000    0.37%        2.38%      Fixed (WAC Cap)  5.5238%      N/A      N/A       N/A         N/A
M       B1/B+         $4,997,000    0.25%        2.13%      Fixed (WAC Cap)  5.5238%      N/A      N/A       N/A         N/A
N       B2/B          $7,494,000    0.37%        1.75%      Fixed (WAC Cap)  5.5238%      N/A      N/A       N/A         N/A
O       B3/B-         $7,495,000    0.38%        1.38%      Fixed (WAC Cap)  5.5238%      N/A      N/A       N/A         N/A
P       Caa2/CCC      $9,993,000    0.50%        0.88%      Fixed (WAC Cap)  5.5238%      N/A      N/A       N/A         N/A
Q       NR/NR        $17,487,310    0.88%        0.00%      Fixed (WAC Cap)  5.5238%      N/A      N/A       N/A         N/A
A-SP    Aaa/AAA             TBD      N/A         N/A           Variable IO     N/A        N/A      N/A
A-X     Aaa/AAA   $1,998,547,310  100.00%        N/A           Variable IO   0.0198%      N/A      N/A       N/A         N/A
------------------------------------------------------------------------------------------------------------------------------------

(1) Class A3 is the min of 5.86 and WAC
(2) Class A1A is the min of 5.85 and WAC
(3) Class AM is the min of 5.972 and WAC

------------------------------------------------------------
DATES, ACCRUAL PERIODS, ETC.
------------------------------------------------------------
Deal Dated Date:                                    6/1/2006
Settlement Date:                                   6/30/2006
Interest Accrual:                                1st to 30th
1st Pay Date of Deal:                              July 2006
Determination Date:                11th or Next Business Day
Bond Payment Date:                     4 Business Days after
                                          Determination Date
Rated Final Distribution Date:
------------------------------------------------------------



----------------------------------------------------------------
WAC Calculation And Interest Reserve:
----------------------------------------------------------------
-Each class whose pass-through rate description is "WAC CAP" or
     "WAC" has a pass-through rate equal or subject to the Weighted Average Net Mortgage Rate

-Interest Reserve on all Actual/360 collateral
   - Interest reserve is taken on Net Mortgage Rate
----------------------------------------------------------------



--------------------------------------------------------------------------------
AAA PRINCIPAL DISTRIBUTIONS:
--------------------------------------------------------------------------------

Principal distributions are as follows (Group 2 Collateral is identified on the collateral datatape under the field "Sub-Pool")

      a.) Distributions of Principal from Group 2 Collateral is allocated sequentially to the A-1-A, AAB (up to its schedule), A-1, A-2, A-AB and A-3.

      b.) Distributions of Principal from Group 1 Collateral is allocated sequentially to the A-AB (up to its schedule), A-1, A-2, A-AB, A-3 and A-1-A.

      c.) Classes A-M and below are paid prin sequentially starting from Class A-M from both groups of collateral once the Classes A-1, A-2, A-AB, A-3 and A-1-A are retired
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
LOSSES
--------------------------------------------------------------------------------

Losses are allocated as follows

      a.) Losses are allocated in reverse sequential order starting with Class P and ending with Class A-M.

      b.) After the Class A-M has been retired, losses are allocated to A-1, A-2, A-AB, A-3 and A-1-A pro rata.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
WEIGHTED AVERAGE NET POOL PASS-THROUGH RATE CALCULATION:
--------------------------------------------------------------------------------

A weighted average of the following rates on the underlying mortgage loans:
(weighted on the basis of principal balance as of the beginning of the respecitve interest accrual period) --> Rate is converted to 30/360 for Actual/360 accruing loans


1.) in the case of all mortgage loans, the mortgage interest rate in effect, net of all applicable servicing and trustee fees
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
YIELD MAINTANENCE
--------------------------------------------------------------------------------

With respect to each separate collateral group,


Yield Maintenance is allocated through the base interest fraction to investment grade bonds (A1 through H). After allocating to the P&I bonds, remaining is allocated as follows:

                  a.)   For Periods ___: _% to the Class A-SP, __% to the Class
                        A-X

**All YM is allocated on a monthly equiv yield basis regardless of whether or not actual YM calculation is Monthly and ignores any spread used

**For Loans with The Greater of YM and xxx%, if the xxx% is collected, it is still considered YM
--------------------------------------------------------------------------------

AAB Schedule

           1-58          4/15/2011             66,000,000.00
             59          5/15/2011             65,138,353.89
             60          6/15/2011             64,226,112.93
             61          7/15/2011             63,036,367.86
             62          8/15/2011             61,965,399.24
             63          9/15/2011             60,888,899.24
             64         10/15/2011             59,646,432.37
             65         11/15/2011             58,557,950.87
             66         12/15/2011             57,303,828.84
             67          1/15/2012             56,203,243.18
             68          2/15/2012             55,096,972.46
             69          3/15/2012             53,666,104.28
             70          4/15/2012             52,546,719.82
             71          5/15/2012             51,262,536.51
             72          6/15/2012             50,130,731.51
             73          7/15/2012             48,821,181.94
             74          8/15/2012             47,665,764.13
             75          9/15/2012             46,504,376.18
             76         10/15/2012             45,176,689.75
             77         11/15/2012             44,002,436.38
             78         12/15/2012             42,662,234.90
             79          1/15/2013             41,474,984.36
             80          2/15/2013             40,281,598.45
             81          3/15/2013             38,604,265.87
             82          4/15/2013             37,396,033.57
             83          5/15/2013             35,002,489.80
             84          6/15/2013             33,779,763.84
             85          7/15/2013             32,392,057.60
             86          8/15/2013             31,155,837.48
             87          9/15/2013             29,913,228.36
             88         10/15/2013             28,506,180.46
             89         11/15/2013             27,249,873.56
             90         12/15/2013             25,829,500.93
             91          1/15/2014             24,559,355.97
             92          2/15/2014             23,282,645.88
             93          3/15/2014             21,528,603.96
             94          4/15/2014             20,236,218.10
             95          5/15/2014             18,780,749.04
             96          6/15/2014             17,474,155.52
             97          7/15/2014             16,004,865.72
             98          8/15/2014             14,683,919.00
             99          9/15/2014             13,356,143.36
            100         10/15/2014             11,866,248.28
            101         11/15/2014             10,523,902.46
            102         12/15/2014              9,019,833.99
            103          1/15/2015              7,662,768.72
            104          2/15/2015              6,298,686.97
            105          3/15/2015              4,465,318.89
            106          4/15/2015              3,084,695.70
            107          5/15/2015              1,543,392.22
            108          6/15/2015                147,657.38
            109          7/15/2015                         -